Exhibit 8.1

February 20, 2013

Boardwalk Pipeline Partners, LP

9 Greenway Plaza, Suite 2800

Houston, Texas 77046

RE:	Boardwalk Pipeline Partners, LP Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Boardwalk Pipeline Partners, LP (the “Partnership”), a Delaware limited partnership, and Boardwalk Pipelines, LP (“Boardwalk Pipelines”), a Delaware limited partnership, with respect to certain legal matters in connection preparation of a Prospectus dated on or about the date hereof (the “Prospectus”), forming part of the Registration Statement on Form S-3 (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership or Boardwalk Pipelines, from time to time, of up to $500,000,000 of:

(1) common units representing limited partner interests in the Partnership (the “Common Units”);

(2) preferred units representing limited partner interests in the Partnership (the “Preferred Units”);

(3) partnership securities representing limited partner interests in the Partnership (the “Partnership Securities”;

(4) warrants to purchase Common Units, Preferred Units or Partnership Securities;

(5) rights to purchase Common Units, Preferred Units or Partnership Securities;

(6) debt securities of Boardwalk Pipelines, consisting of senior debt securities or subordinated debt securities, each of which may be secured or unsecured (the “Debt Securities”);

(7) guarantees of the Debt Securities by the Partnership or certain subsidiaries of the Partnership listed in the Registration Statement;

(8) warrants to purchase Debt Securities; and

(9) rights to purchase Debt Securities.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Material Tax Consequences” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Prospectus under the caption “Material Tax Consequences.” We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Prospectus and to the use of our name under the captions “Material Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.